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                                                                   EXHIBIT 99.01

[VENDINGDATA CORPORATION LOGO]

Contact:  Jessica Neville               or  Yvonne L. Zappulla
          Vice President                    Managing Director
          Marketing and Public Relations    Wall Street Investor Relations Corp.
          VendingData(TM) Corporation       212-681-4108
          702-733-7195 x121                 Yvonne@WallStreetIR.com
          neville@vendingdata.com


                      VENDINGDATA(TM) CORPORATION COMPLETES
                    COMMON STOCK OFFERING OF 5,500,000 SHARES

LAS VEGAS, NEVADA -- (PR NewsWire)- December 18, 2003-VendingData(TM) Corporation (OTC Bulletin Board: VNDC), today announced the completion of its public offering of 5,500,000 shares of common stock at $5.00 per share which, due to investor interest, was increased by 500,000 from its original offering amount. The Company settled on 4,021,750 shares on December 12, 2003 and settled on the remaining 1,478,250 shares on December 18, 2003. All shares were offered by the Company, which generated total net proceeds of approximately $25 million after commissions and expenses. The proceeds will be used to retire a substantial portion of the Company's long and short-term debt, increase product inventory, and for general corporate purposes. Philadelphia Brokerage Corporation served as the placement agent for the offering.

Concurrently with the completion of this offering, the Company will be converting approximately $5.73 million in debt and accrued interest into 3,215,871 shares of common stock. Irrevocable elections to convert debt and accrued interest require conversions within 10 days of the sale of the minimum offering amount.

As a result of the shares issued in this offering and the shares to be issued upon the conversion of debt and accrued interest, the Company will have approximately 16.4 million shares outstanding, of which approximately 52% are held by insiders who have agreed to not sell or otherwise dispose of their shares over the next four years due to certain state securities regulatory requirements. The obligation of the insiders not to sell shares under the foregoing agreements will cease to apply if the Company's shares become listed on a national securities exchange or on the Nasdaq National Market System. However, even if such a listing is achieved, VendingData(TM) Corporation directors and executive officers are still prohibited from selling or otherwise disposing of shares of the Company's common stock for 180 days after December 11, 2003 without the prior consent of Philadelphia Brokerage Company.

A copy of the final prospectus may be obtained by contacting:

                                      Robert Fisk
                                      Philadelphia Brokerage Corporation
                                      992 Old Eagle School Road, Suite 915
                                      Wayne, PA  19087
                                      (610) 975-9990


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ABOUT VENDINGDATA(TM) CORPORATION

VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of products for the gaming industry including the SecureDrop(R) System, DeckChecker(TM) and Random Ejection Shuffler(TM) line. The Company's products are currently installed in casinos throughout the world, including Caesars Palace, Circus Circus, Harrah's Entertainment, Luxor, Oneida Bingo & Casino, Sunset Station and the Venetian in the United States, and in casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData(TM) web site at http://www.vendingdata.com.



This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: listing of the Company's securities on a national stock exchange or the Nasdaq National Market System, changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and/or unanticipated future litigation; regulatory and jurisdictional issues involving the Company or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and internationally; compliance with foreign laws and regulations; and the risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission.


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